UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-33669	13-3140715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TYG Center Tower B, Suite 2601 Dongsanhuan Bei Lu, Bing 2 Beijing, PRC 100027
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (011)-86-10-8447-8280

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2011, Copperweld Bimetallics LLC (“Copperweld”), a wholly owned subsidiary of Fushi Copperweld, Inc., and Regions Bank, an Alabama banking corporation (the “Lender”) entered into the First Amendment (the “First Amendment”) to the Credit and Security Agreement (the “Original Credit Agreement”) dated as of August 31, 2010 (the “Original Closing Date”).

The Original Credit Agreement provided for a $2.5 million revolving credit facility and a term facility of up to $6.5 million.  The Lender has agreed, pursuant to the First Amendment, to increase the maximum amount of the revolving credit facility from $2.5 million to $4.5 million, thereby increasing the total facility cap from $9 million to $11 million.  Further, the Original Credit Agreement included a financial covenant by Copperweld to maintain a Tangible Net Worth (as defined in the Original Credit Agreement) during the term of the Original Credit Agreement of no less than the sum of $18,500,000 and 50% of Copperweld’s cumulative positive net income from and after the Original Closing Date.  The First Amendment amends the minimum Tangible Net Worth definition to provide that for the fiscal year ended December 31, 2011 and for each fiscal year thereafter, Copperweld’s Tangible Net Worth shall be not less than the sum of $17,000,000 and 50% of Copperweld’s cumulative positive net income from and after January 1, 2011.  Finally, the term of the Original Credit Agreement of three years from the Original Closing Date has been extended to four years from the Original Closing Date pursuant to the First Amendment.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	First Amendment to Credit and Security Agreement, dated as of June 27, 2011

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: July 1, 2011	By:	/s/ Craig Studwell
		Name:	Craig Studwell
		Title:	Chief Financial Officer

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